As filed with the Securities and Exchange Commission on June 10, 1998
                                                  Registration No. 333-________
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                              -----------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                              -----------------
                    BRILLIANT DIGITAL ENTERTAINMENT, INC.
           (Exact Name of Registrant as Specified in Its Charter)
               DELAWARE                                       95-4592204
    (State or Other Jurisdiction of                        (I.R.S. Employer
    Incorporation or Organization)                       Identification No.)

                  6355 TOPANGA CANYON BOULEVARD, SUITE 120
                      WOODLAND HILLS, CALIFORNIA 91367
                               (818) 615-1500
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
                of Registrant's Principal Executive Offices)
                           -----------------------
                     MARK DYNE, CHIEF EXECUTIVE OFFICER
                    BRILLIANT DIGITAL ENTERTAINMENT, INC.
                  6355 TOPANGA CANYON BOULEVARD, SUITE 120
                      WOODLAND HILLS, CALIFORNIA 91367
                               (818) 615-1500
          (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent For Service)
                           ----------------------
                                 Copies to:

                            MURRAY MARKILES, ESQ.
                    TROOP MEISINGER STEUBER & PASICH, LLP
                          10940 WILSHIRE BOULEVARD
                        LOS ANGELES, CALIFORNIA 90024
                               (310) 824-7000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
===============================================================================


                                                              Proposed Maximum     Proposed Maximum
Title Of Shares                               Amount To Be    Aggregate Price      Aggregate               Amount Of
To Be Registered                              Registered      Per Unit(1)          Offering Price(1)       Registration Fee

---------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $0.001 per share      940,262         $3.125               $2,938,319              $867


===============================================================================
(1)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), and based on the average of the high and low prices of the Common Stock on the American Stock Exchange on June 8,
      1998.


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                                  PROSPECTUS

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.
                        940,262 SHARES OF COMMON STOCK


     This prospectus (this "Prospectus") relates to the sale of an aggregate of 940,262 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock") of Brilliant Digital Entertainment, Inc. (the "Company" or "Brilliant") offered for the account of certain stockholders of the Company (the "Selling Stockholders"). The Common Stock offered by the Selling Stockholders was acquired by the Selling Stockholders as follows: (i) 600,000 shares of Common Stock are the shares of Common Stock underlying the warrant granted by the Company to Packard Bell NEC, Inc. ("Packard Bell NEC") pursuant to that certain Nontransferable Redeemable Warrant Agreement, dated September 14, 1996, between the Company and Packard Bell NEC (the "1996 Packard Bell Warrant"); (ii) 200,000 shares of Common Stock are the shares of Common Stock underlying the warrant granted by the Company to Packard Bell NEC pursuant to that certain Redeemable Warrant Agreement, dated September 1, 1997, between the Company and Packard Bell NEC (the "1997 Packard Bell Warrant" and collectively with the 1996 Packard Bell Warrant, the "Packard Bell Warrants"); (iii) 85,000 shares of Common Stock are the shares of Common Stock underlying the warrant granted by the Company to Morgan Creek Interactive, Inc. ("Morgan Creek") pursuant to that certain Nontransferable Redeemable Warrant Agreement, dated September 14, 1996, between the Company and Morgan Creek (the "Morgan Creek Warrant"); (iv) 40,222 shares of Common Stock are the shares of Common Stock underlying the warrant granted by the Company to Chloe Holdings, Inc. ("Chloe") pursuant to that certain Warrant Agreement, dated September 14, 1996, between the Company and Chloe (the "1996 Chloe Warrant"); and (v) 15,040 shares of Common Stock are the shares of Common Stock underlying the warrant granted by the Company to Chloe pursuant to that certain Warrant Agreement, dated November 4, 1997, between the Company and Chloe (the "1997 Chloe Warrant" and collectively with the 1996 Chloe Warrant, the "Chloe Warrants"). See "Selling Stockholders and Plan of Distribution."

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     The Selling Stockholders may from time to time sell all or a portion of the Common Stock which may be offered by them under this Prospectus in routine brokerage transactions on the American Stock Exchange, or otherwise, at prices and terms prevailing at the time of sale or at negotiated prices. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may pay customary brokerage fees, commissions and expenses. The Company will pay all other expenses of the offering. The Selling Stockholders and the brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such brokers may be deemed underwriting commissions under the Securities Act.

     The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders pursuant to this Prospectus. The Common Stock is traded on the American Stock Exchange under the symbol "BDE." On June 1, 1998, the closing price of the Common Stock as reported by the American Stock Exchange was $2.625.

     THESE SHARES OF COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         Prospectus dated       , 1998

     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or its managers. This Prospectus does not relate to any securities other than those described herein or constitute an offer to sell, or the solicitation of an offer to buy, securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, and the exhibits and schedules thereto which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (such as the Company). The Common Stock is traded on the American Stock Exchange and the Company's reports, proxy or information statements, and other information filed with the American Stock Exchange may be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 1006-1881.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference into this Prospectus:

     (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

     (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998;

     (3) The Company's Current Reports on Form 8-K, filed on February 24, 1998 and April 6, 1998; and

     (4) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed on October 29, 1996, as amended by the Company's Registration Statement on Form 8-A/A, filed on November 20, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents).
Written requests for such copies should be directed to Michael Ozen, Chief Financial Officer, Brilliant Digital Entertainment, Inc., 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367. Telephone inquiries may be directed to Brilliant Digital Entertainment, Inc. at (818) 615-1500.

                                SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION CONTAINED HEREIN AND IN THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" AND "BRILLIANT" REFER TO BRILLIANT DIGITAL ENTERTAINMENT, INC. AND ITS WHOLLY OWNED AUSTRALIAN SUBSIDIARY, BRILLIANT INTERACTIVE IDEAS PTY. LIMITED. THE DOCUMENTS INCORPORATED IN THIS PROSPECTUS CONTAIN FORWARD LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER FROM THOSE DISCUSSED IN SUCH FORWARD LOOKING STATEMENTS FOR THE REASONS, AMONG OTHERS, DISCUSSED IN "RISK FACTORS."

                              THE COMPANY

     Brilliant is a production and development studio producing a new generation of digital entertainment that is being distributed over the Internet and on CD-ROM. The Company plans to market versions of its digital stories also as television programming and for home video. Using its proprietary state-of-the-art software tools, the Company produces Multipath[TM] Movies, which are three-dimensional digitally animated stories each with up to hundreds of plot alternatives, or paths, leading to multiple distinct conclusions that are influenced by the user. The Company's Multipath Movies feature seamless interactivity leaving the plot and graphical presentation of the story uninterrupted by the user's decisions. The Company utilizes a single cost-efficient production process to produce multiple formats of a particular Multipath Movie title for different distribution channels, such as the Internet, CD-ROM or television programming. In addition, the Company has developed a system that permits real time distribution of, and user interaction with, its Multipath Movies over the Internet.

     As a key part of its strategy, the Company has secured quality content for its Multipath Movies from a number of proven sources, including SUPERMAN from D.C. Comics (a subsidiary of Warner Bros.), XENA: WARRIOR PRINCESS and HERCULES & XENA THE ANIMATED MOVIE, each from Universal Studios, ACE VENTURA from Morgan Creek, POPEYE from King Features Syndicate and the CHOOSE YOUR OWN NIGHTMARE series for kids from Bantam Doubleday Dell Books. The Company also develops Multipath Movies based on internally-developed content. Further to its strategy, the Company has entered into distribution agreements with key industry participants Packard Bell NEC, CompuServe, and graphics acceleration hardware manufacturers Matrox and S3.

     The Company's Multipath Movies combine the best qualities of traditional filmed entertainment - complex characters, stories and plots, with the best of the traditional computer game - interactivity. The Company's Multipath Movies are designed to appeal to the entire home PC market, including both the core gamer and the much larger segment of PC users not currently served by traditional game developers. In order to offer digital entertainment products with wide appeal, the Company is producing a variety of Multipath Movies tailored to various demographic groups, such as its STORYTELLER[TM] SERIES in which an animated StoryTeller narrates engaging interactive stories targeted at children eight to twelve years of age, and Multipath Movies for Kids[TM], including POPEYE, targeted to children as young as three years old. Multipath Movies incorporate a number of features that the Company believes represent significant technical enhancements over existing digital entertainment. For example, animated characters created using the Company's tools appear human-like and have realistic features, facial expressions and mouth movements. Multipath Movies also allow users to control characters' moods as opposed to only their actions. In addition, a typical Multipath Movie will encourage viewers to interact with the story seamlessly, influencing the plot without interrupting its flow or graphical presentation.

     The Company's first Multipath Movie title, CYBERSWINE, was released at the end of the fourth quarter of 1997. The Company expects to expand the release of CYBERSWINE during the second quarter of 1998 through its distribution agreement with Packard Bell NEC. Pursuant to additional distribution agreements, Matrox is also bundling CYBERSWINE with its m3D line of 3D graphics acceleration chip sets, and S3 may bundle CYBERSWINE with its graphics chip sets. The Company has also entered into a distribution agreement with CompuServe through which the Company is establishing its own Multipath Movie site on the CompuServe service enabling each of CompuServe's subscribers in the United States to purchase CYBERSWINE and other Multipath Movies. The Company intends to use its existing and future distribution relationships for subsequent Multipath Movie titles that are currently in production.

     Beginning in 1998, the Company plans to release certain of its Multipath Movies in non-interactive format as television broadcast/cable programming and home video features. The Company intends to segment such Multipath Movies into 30-minute episodes and, by packaging together multiple episodes, can create a season-length series for the broadcast market. Similarly, the Company intends to produce 80- to 120-minute animated features for the home video market. The Company believes that it can produce Multipath Movies for television programming and home video features at costs substantially below typical industry costs. The Company intends to enter into joint ventures or partnerships with film and television production companies to jointly develop and release digital entertainment for the broadcast and home video markets utilizing the Company's proprietary tools.

     Using its proprietary software tools in conjunction with the Company's digital production and layup skills, the Company develops Multipath Movies in a single production process. The Company has five proprietary software tools:
(i) SCRIPNAV, a software tool that enables a script writer to write, review and correct branching multipath scripts; (ii) TALKTRACK, a software tool used to synchronize facial expressions and mouth movements to voice soundtracks automatically; (iii) SCUD ENGINE, a software system which collects and integrates the output from all of the component tools to produce the Multipath Movie; (iv) MR. COPY, a new software tool that arranges, reorders and, using licensed technology, compresses and decompresses audio and bit map files created during the production of a Multipath Movie and optimally organizes the files for use in playing the Multipath Movie; and (v) DIGITALPROJECTOR, which contains all the necessary elements to load and play a Multipath Movie. Utilizing its proprietary software tools, the Company can produce each title in multiple formats in a single cost-efficient production process, enabling the Company to amortize its production costs across the revenue streams from each format. In addition, the Company's TalkTrack tool allows for low-cost modification of Multipath Movies to other languages without the awkward appearance of dubbed movies. The Company believes that its proprietary software tools emulate film writing and production techniques, allowing screenwriters, directors and producers to develop Multipath Movies without the use of expensive programming teams. The Company believes that the utilization of existing entertainment resources will enable it to generate high-quality digital entertainment at a low cost.

     The Company is a Delaware corporation, was formed in July 1996 and is the parent of Brilliant Interactive Ideas, Pty. Ltd., a corporation formed under the laws of New South Wales, Australia in September 1993. Its executive offices are located at 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367, and its telephone number is (818) 615-1500.

                            RISK FACTORS

     This Prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. The words "expect", "estimate", "anticipate", "predict", "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this filing and include statements regarding the intent, belief or current expectations of the Company, or its directors or officers with respect to, among other things, the Company's strategies, plans, objectives and expectations, product release schedules, the Company's ability to design, develop, manufacture and market products, and the ability of the Company's products to achieve or maintain commercial acceptance. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in this Prospectus, for the reasons, among others, set forth below.

ACCEPTANCE OF MULTIPATH MOVIE CONCEPT; SUCCESSFUL DEVELOPMENT OF MULTIPATH MOVIES WITH APPEALING CREATIVE CONTENT

     The success of the Company's Multipath Movie products will depend to a significant extent on acceptance by the market of the Multipath Movie concept. The market for entertainment software is emerging and is dependent upon a number of variables, including consumer preferences, the installed base of personal computers and a sufficient number of entertainment software titles to stimulate market development. Any competitive, technological or other factor materially adversely affecting the introduction or sale of personal computers or entertainment software would have a material adverse effect on the Company. Because the market for entertainment software is relatively small in comparison to the overall market for consumer software products, it is impossible to predict with any degree of certainty the future rate of growth, if any, and the size of the market for the Company's products.

     Each Multipath Movie will be an individual artistic work, and its commercial success primarily will be determined by user reaction, which is unpredictable. The Company introduced CYBERSWINE, its first Multipath Movie, at the end of the fourth quarter of 1997. The commercial success of the Company's Multipath Movies will depend on its ability to predict the type of content that will appeal to a broad audience and to develop stories and characters that capture the attention and imagination of the market. In addition, the success of the Company's Multipath Movies will depend upon the Company's ability to develop popular characters and to license recognized characters and properties from third parties for its software titles. There can be no assurance that the Company will be able to develop or license popular stories or characters. The success of a Multipath Movie also depends upon the effectiveness of the Company's marketing and successful introduction of the first Multipath Movie through the Company's bundling relationship with Packard Bell NEC and the retail channel, as well as the quality and acceptance of other competing programs released into the market at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. There can be no assurance that the Company will be able to successfully introduce the Multipath Movie through its bundling relationship with Packard Bell NEC, in the retail channel or otherwise. Accordingly, there exists substantial risk that some or all of the Company's Multipath Movies will not be commercially successful, resulting in certain costs not being recouped or anticipated profits not being realized. Further, the success of the Multipath Movie genre will substantially depend on the market's reception of the first Multipath Movie. The failure of the Company's initial Multipath Movie to achieve commercial success would damage the ability of the Company to introduce additional titles. Accordingly, the failure of any of the Company's Multipath Movies, and especially its first Multipath Movie, to achieve commercial success, could have a material adverse affect on the business, operating results and financial condition of the Company.

LIMITED OPERATING HISTORY; UNCERTAIN PROFITABILITY

     The Company was founded in September 1993, and shipped its initial traditional CD-ROM product in November 1994 and substantially curtailed this aspect of its business in 1996. The Company acquired the software tools necessary to produce Multipath Movies in August 1996 and has only recently introduced its first Multipath Movie. The Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based.

     In the third quarter of 1997 the Company was profitable due to revenues associated with its Packard Bell NEC bundling agreement. However, revenues in the fourth quarter of 1997 were adversely affected by delays in duplication, packaging and distribution which caused the Company's first Multipath Movies to begin arriving at retailers at the end of December, after the holiday selling season. In addition, as a result of delays in the commencement of the U.S. shipment of personal computers upon which the Company's products are bundled, the first U.S. Multipath Movie bundles are now expected to begin shipment during mid-1998. Although this delay should not affect the number of units to be shipped pursuant to the Company's bundling relationship with Packard Bell NEC, it will impact the Company's 1998 revenues and earnings since users will not be equipped to purchase on-line episodes over the Internet as early as expected. In order for the Company to achieve sustained profitability, the Company must continue to enter into a variety of distribution and revenue generating arrangements of this type, as well as arrangements with Internet service providers, traditional CD-ROM publishers and retailers. There can be no assurance that the Company will enter into any such arrangements, or that the Company will be able to sustain quarterly profitability.

FLUCTUATING OPERATING RESULTS

     The Company intends to generate a substantial majority of its future revenue from the development and production of Multipath Movies and other three-dimensional digitally created entertainment. The Company commenced the launch of the first of its Multipath Movies, CYBERSWINE, at the end of the fourth quarter of 1997. The Company also released the first products in the StoryTeller Series and Multipath Movies for Kids series at that time. The Company's annual and quarterly revenue will depend upon the successful development, timing and market acceptance of its interactive products and upon the costs to distribute and promote these products. Specifically, the revenues derived from the production and distribution of the Company's Multipath Movies will depend primarily on the acceptance by the market of the Multipath Movie concept and the underlying content of the Multipath Movie, neither of which can be predicted nor necessarily bear a direct correlation to the production or distribution costs incurred. See " - Acceptance of Multipath Movie Concept; Successful Development of Multipath Movies with Appealing Creative Content," and "- Dependence on Development of Additional Multipath Movies." The commercial success of a film also depends upon promotion and marketing, production costs, the impact of competition and other factors. Accordingly, the Company's annual and quarterly revenues are and will continue to be extremely difficult to forecast.

     Historically, the Company has experienced significant fluctuations in its operating results from quarter to quarter and it expects these fluctuations to continue in the future. Factors that may influence the Company's quarterly operating results include customer demand for the Company's products, shipping schedules for PC hardware with which Multipath Movies are bundled, introduction or enhancement of products by the Company and its competitors, the ability of the Company to produce and distribute retail packaged versions of Multipath Movies in advance of peak retail selling seasons, the timing of releases of new products or product enhancements by the Company and its competitors, introduction or availability of new hardware, market acceptance of the Multipath Movies and other new products, development and promotional expenses relating to the introduction of new products or enhancements of existing products, reviews in the industry press concerning the products of the Company or its competitors, changes or anticipated changes in pricing by the Company or its competitors, mix of distribution channels through which products are sold and the timing of negotiation and completion of distribution arrangements, mix of products sold, product returns, the timing of orders from major customers, order cancellations, delays in shipment and other developments and decisions including the timing and extent of development expenditures, management's evaluation and judgment regarding a title's acceptance, other unanticipated operating expenses and general economic conditions. Additionally, a majority of the unit sales for a product typically occurs in the quarter in which the product is introduced. As a result, the Company's revenues may increase significantly in a quarter in which a major product introduction occurs and may decline in following quarters. The Company's revenues both domestically and internationally have varied significantly between monthly and quarterly periods. Therefore, in the future, the operating results for any quarter should not be taken as indicative of the results for any quarter in subsequent periods.

     The Company's expense levels are, to a large extent, fixed. The Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. As a result, any significant shortfall in revenue from the Company's Multipath Movies would have an immediate material adverse effect on the Company's business, operating results and financial condition. The Company plans to increase its operating expenses to fund greater levels of Multipath Movie production and research and development, increased marketing operations and expanded distribution channels. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition will be materially adversely affected.

     The entertainment software business is highly seasonal. Typically, net revenues are highest during the fourth calendar quarter (which includes the holiday buying season), decline in the first calendar quarter and are lowest in the second and third calendar quarters. This seasonal pattern is due primarily to the increased demand for entertainment software products during the year-end holiday buying season. As a result, a disproportionate share of the Company's net revenues historically have been generated in the fourth quarter of the Company's fiscal year. The Company expects its revenues and operating results will continue to reflect these seasonal factors.

     The entertainment industry historically has been subject to substantial cyclical variation, with consumer spending for entertainment products tending to decline during recessionary periods. There can be no assurance that the Company will be able to adjust its anticipated product development expenditures and other expenses in the event of an economic downturn during such development. Accordingly, if a recessionary period occurs, tending to result in decreased sales of the Company's products, product development expenses likely will remain constant and the Company's business, operating results and financial condition could be materially adversely affected. See "- Rapid Technological Change; Changing Product Platforms and Formats."

     Due to all of the foregoing factors, it is also likely that in some future periods the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company's future capital requirements will depend on many factors, including but not limited to, the number of Multipath Movies developed, the cost of content development, marketing and distribution, the size and timing of future acquisitions, if any, and the availability of additional financing. The Company anticipates that its existing funds will not be sufficient to fund completion of the entire slate of 20 Multipath Movie episodes estimated to be completed in 1998, and intends to attempt to raise additional funds to permit completion of all titles through debt or equity financing. No assurance can be given that such additional financing will be available or that, if available, it can be obtained on terms favorable to the Company and its stockholders. If the Company is unable to obtain additional financing sufficient to fund the completion of all titles scheduled for completion in 1998, the Company anticipates that it may defer completion of several titles. In addition, any equity financing could result in dilution to the Company's stockholders. The Company's inability to obtain adequate funds would adversely affect the Company's operations and ability to implement its strategy.

SUBSTANTIAL DEPENDENCE UPON THIRD PARTIES

     The Company depends substantially upon third parties for several critical elements of its business including the development and licensing of content and the distribution of its products.

     DEPENDENCE UPON STRATEGIC RELATIONSHIPS. The Company has entered into strategic relationships with Packard Bell NEC, Morgan Creek and CompuServe, as well as licensing arrangements with numerous additional companies that own the stories underlying and/or characters in many of the Company's current and planned products. The Company's business strategy is based largely on its strategic and licensing relationships with these and other companies and its ability to continue to enter into similar strategic and licensing relationships in the future. In these relationships, mutual agreement of the parties is generally required for significant matters, or approval of the strategic partner or both parties is required to release products or to commence distribution of products. For example, the Company will be dependent on Packard Bell NEC and other OEMs to bundle Multipath Movies with their hardware products as a significant element of the Company's launch of the Multipath Movie genre. Packard Bell NEC's obligation to distribute such Multipath Movies will depend upon Packard Bell NEC's acceptance of master CD-ROMs complying with the Company's specifications. Consequently, Packard Bell NEC may, in the exercise of its approval rights, delay the introduction of the Company's first Multipath Movie. The Company is also unable to control, manage or accurately predict the shipping schedules of Packard Bell NEC and other OEM distributors. Delays in such shipping schedules or other distribution problems affecting OEM distributors may materially adversely affect the Company's ability to release its products. For instance, the Company expected Packard Bell NEC to commence U.S. shipment of personal computers bundled with CYBERSWINE in January 1998. As a result of delays in Packard Bell NEC's shipping schedules, the Company now does not expect Packard Bell NEC to begin U.S. shipment of the Company's first Multipath Movie bundles until mid-1998 and the Company can give no assurance that Packard Bell NEC will achieve

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this schedule.  Also, Morgan Creek and many other content licensors have various creative controls and approval rights pursuant to their joint venture agreements with the Company. These creative controls and approval rights allow Morgan Creek as well as content licensors to arbitrarily reject or delay the Multipath Movie productions of the respective joint ventures. There can be no assurance that the Company will not be subject to delays resulting from disagreements with or an inability to obtain approvals from its strategic partners or that the Company will achieve its objectives in respect of any or all of its strategic relationships or continue to maintain and develop these or other strategic relationships, or that licenses between the Company and any such third party will be renewed or extended at their expiration dates. Many content licensors are also reluctant to grant broad licenses covering multiple formats (e.g., a license covering both Internet and television distribution rights) to companies without proven track records in the television production business, and, where rights are available, there is often significant competition for licenses. As a result of such competition, and the reluctance by owners of content to grant broad licenses, there can be no assurance that licensed content will be available to the Company at prices, or upon terms or conditions acceptable to the Company or which permit the Company to implement its strategy of producing Multipath Movies for multiple formats. Delays resulting from disagreements with licensors or joint venture partners or the Company's failure to renew or extend a key license, maintain any of its strategic relationships or enter into new licenses and strategic relationships on sound financial terms could materially adversely affect the Company's business, operating results and financial condition.

     USE OF INDEPENDENT SOFTWARE DEVELOPERS AND CONTENT PROVIDERS. In addition to internally developing software and creating content, the Company uses entertainment software created by independent software developers as well as content developed by third parties. The Company has less control over the scheduling and the quality of the software generated by independent contractors than over that developed by its own employees. Additionally, the Company may not be able to secure the services of talented content developers. The Company's business and future operating results will depend in part on the Company's continued ability to maintain relationships with skilled independent software developers and content providers, and to enter into and renew product development agreements with such developers. There can be no assurance that the Company will be able to maintain such relationships or enter into and renew such agreements.

PRODUCT DELAYS

     The Company's current production schedules contemplate that it will release a number of Multipath Movies in the third quarter of 1998. As with any software product, however, until all aspects of the development and initial distribution of a product are completed, there can be no assurance of its release date. Release dates will vary depending on quality assurance testing and other development factors. If the Company were unable to commence volume shipments of a significant new product during the scheduled quarter, its revenue and earnings would likely be materially and adversely affected in that quarter. In the past, the Company has experienced significant delays in the introduction of certain new products. For instance, delays in duplication, packaging and distribution caused the Company's first Multipath Movies, CYBERSWINE, POPEYE AND THE QUEST FOR THE WOOLLY MAMMOTH, NIGHT OF THE WEREWOLF and THE HALLOWEEN PARTY to begin arriving at retailers at the end of December 1997, after the holiday selling season. It is possible in the future that such delays will continue to occur and that certain new products will not be released in accordance with the Company's internal development schedule or the expectations of public market analysts and investors. A significant delay in the introduction of, or the presence of a defect in, one or more new products could have a material adverse affect on the ultimate success of such products and on the Company's business, operating results and financial condition, particularly in the quarter in which such products are scheduled to be completed.

DEPENDENCE ON DEVELOPMENT OF ADDITIONAL MULTIPATH MOVIES

     The Company's success will depend largely upon its ability in the future to continuously develop new, commercially-successful Multipath Movie titles and to replace revenues from Multipath Movie titles in the later stages of their life cycles. If revenues from new products or other activities fail to replace declining revenues from existing products, the Company's business, operations and financial condition could be materially adversely affected. In addition, the Company's success will depend upon its ability to develop popular characters and to license recognized characters and properties from third parties for its digital entertainment products. If the Company is unable to develop popular characters or if the cost of licensing characters and properties from third parties becomes prohibitive, the Company's business, operating results and financial condition could be adversely affected. Also, the Company may from time to time, enter into agreements with licensors of intellectual property that involve advance payments of royalties and guaranteed minimum royalty payments. If the sales volumes of products subject to such arrangements are not sufficient to recover such advances and guarantees, the Company will be required to write off unrecovered portions of such payments. If the Company is required to write off a material portion of any advances, or ultimately accrue for the guarantees, its business, operating results and financial condition could be materially adversely affected.

RISKS ASSOCIATED WITH INTERNET DELIVERY

     The Company also intends to distribute certain of its Multipath Movies through its Internet site and through a site on the CompuServe on-line service. Accordingly, any system failure that causes interruption or an increase in response time on the Company's Internet site or the CompuServe site, could result in less traffic to and distribution of Multipath Movies via the Internet and, if sustained or repeated, could reduce the attractiveness of the Company's products. The Company is also dependent upon Web browsers and Internet and on-line service providers to ensure user access to its products. User acceptance with respect to payment methods over the Internet may also create barriers to distribution of the Company's products through the Internet. Any disruption in the Internet access provided to the Company's Internet site or any failure by the Company's Internet site to handle higher volumes of transactions could have a material adverse effect on the Company's business, operating results and financial condition.

     The seamless appearance of Multipath Movies delivered over the Internet requires that while a scene is being viewed, succeeding scenes must be downloaded. This requires the use of 28.8 kilobits per second or faster modems, computers equipped with high-speed Pentium (or equivalent) microprocessors, 24 megabytes of random access memory and appropriately configured operating systems. These requirements generally are not satisfied by the majority of the base of currently installed PCs. There can be no assurance that adequately equipped and configured computers will become widespread prior to release of the Company's Multipath Movies. Users of computers with less sophisticated PCs may experience noticeable latencies or "lag times" between scene changes. Additionally, the performance characteristics of Multipath Movies delivered via the Internet may not equal those of Multipath Movies delivered solely on CD-ROMs, particularly with respect to perceived seamlessness and sound quality. Moreover, communications between the user and an Internet site delivering Multipath Movies may require routing of Multipath Movie instructions through several servers and may result in brief but noticeable lag times. Noticeable lag times or negative comparisons to Multipath Movies distributed on CD-ROM may reduce the attractiveness of on-line versions of the Multipath Movies.

     The Company presently serves its Multipath Movies delivered over the Internet through a single vendor. Any significant interruption in service provided by this vendor could interrupt sales and delivery of Multipath Movies and materially adversely affect the Company's ability to conduct its business and maintain customer satisfaction, and thereby materially adversely affect the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH RETAIL DISTRIBUTION

     The Company anticipates that a significant proportion of sales of Multipath Movies will be made through distributors and to retailers. The Company is currently expending significant resources developing a retail sales channel. The expenditures associated with this development are likely to precede the realization of significant sales through this channel. Moreover, the Company has no prior experience in the development or management of the retail channel or sales through such channel. The competition for shelf space in retail stores is intense. To the extent that the number of consumer software products and computer platforms increases, this competition for shelf space may further intensify. The Company's products are expected to constitute a small percentage of a retailer's sales volume, and there can be no assurance that retailers will provide the Company's products with adequate levels of shelf space and promotional support. Due to the increased competition for limited retail shelf space and promotional resources, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies, as well as cooperative market development funds. Increased competition could result in loss of shelf space for, and reduction in sell-through of, the Company's products at retail stores, as well as significant price competition, any of which could adversely affect the Company's business, operating results and financial condition.

     Retailers often require software publishers to pay fees in exchange for preferred shelf space. The amounts paid to retailers by software publishers and distributors for preferred shelf space are generally determined on a case by case basis and there is, as of yet, no industry standard for determining such fees, although larger publishers and distributors will likely have a competitive advantage in this regard to the extent they have greater financial resources and negotiating leverage.

     At the time of retail product shipment, the Company will establish reserves, including reserves which estimate the potential for future returns based on seasonal terms of sale and distributor and retailer inventories of the Company's products, as well as other factors. The Company intends to recognize revenue from the sale of its products upon shipment except for sales made to certain distributors where the right of ownership does not pass at shipment. Product returns or price protection concessions that exceed the Company's reserves could materially adversely affect the Company's business, operating results and financial condition and could increase the magnitude of quarterly fluctuations in the Company's operating and financial results. Furthermore, if the Company's assessment of the creditworthiness of its customers receiving product on credit proves incorrect, the Company could be required to significantly increase the reserves previously established. There can be no assurance that such future write-offs will not occur or that amounts written off will not have a material adverse effect on the Company's business, results of operations and financial condition.

COMPETITION

     The markets for the Company's digital entertainment products are intensely competitive, subject to rapid change and characterized by constant demand for new product features at reduced prices and pressure to accelerate the release of new products and product enhancements. The primary competitive areas for the Company are identified below.

     COMPUTER GRAPHICS SPECIAL EFFECT FIRMS. The Company expects to compete with computer graphics special effects firms, including Pixar, Industrial Light & Magic Inc. ("ILM"), an affiliate of Lucasfilm Ltd. ("Lucasfilm"), Digital Domain, Sony ImageWorks, Pacific Data Images, Rhythm & Hues and Boss Film Studios, Inc. These computer graphics special effects firms are capable of creating their own three-dimensional computer animated feature films and may produce three-dimensional computer animated feature films for movie studios that compete with the Company. Pixar already has produced and successfully released an animated feature film, TOY STORY, and ILM has created and produced three-dimensional character animation used for the ghosts in the live action film CASPER. These firms, each of which has greater financial and marketing resources than the Company, are expected to compete intensely with the Company in the production of animated digital products.

     CD-ROM PUBLISHERS. The CD-ROM industry is intensely competitive and consumer demand for particular software products may be adversely affected by the proliferation of competitive products. The Company believes that the primary competitive factors in the market for CD-ROM products include creative content, product quality, technological capabilities, pricing, breadth of features, marketing and distribution resources and customer service and support. The Company will compete primarily against companies offering entertainment software and related products. The Company's competitors in this area will include several large companies with substantially greater name recognition, financial, technical, marketing and other resources, including Broderbund Software, Inc. ("Broderbund"), GT Interactive Software, Inc. ("GT Interactive"), Electronic Arts, The Learning Company, Inc. ("Learning Company"), CUC International, Inc. ("CUC"). Moreover, large corporations, such as the Walt Disney Company ("Disney") and Microsoft Corporation ("Microsoft"), with substantial bases of intellectual property content and substantial financial resources, have entered or announced their intention to enter the market for CD-ROM entertainment products.

     MOVIE STUDIOS AND PRODUCTION COMPANIES. The Company's Multipath Movies will compete with traditional feature films and television programming produced by major movie studios, including Disney, Warner Bros. Inc. ("Warner Bros."), Twentieth Century Fox Film Corporation ("Twentieth Century Fox"), Paramount Pictures ("Paramount"), Sony Pictures, Inc. ("Sony"), Lucasfilm, Universal City Studios, Inc. ("MCA Universal") and MGM/UA, as well as numerous other independent motion picture and television production companies. Several movie studios already have developed and released animated feature films and the Company expects additional competition in the animated feature film market from these and other movie studios. Other movie studios have announced their intention to enter the animated feature film market, including DreamWorks SKG, a studio formed in 1994 which is expressly targeting the animated film market. The Company's broadcast and home video products will compete with the films of these movie studios for audience acceptance and exhibition over broadcast/cable and home video channels. In addition, the Company will compete with movie studios for the acquisition of literary properties, production financing, the services of performing artists, and the services of other creative and technical personnel, particularly in the fields of animation and technical direction. Most of the movie studios with which the Company will compete have significantly greater name recognition and significantly greater financial, technical, creative, marketing, and other resources than does the Company. Due to their substantially greater resources, these movie studios likely will be able to enter into more favorable distribution arrangements and to promote their films and television programming more successfully than the Company.

     Several movie studios, including Disney and Lucasfilm (through its affiliate ILM), have developed their own internal computer animation capability and have created computer animation for special effects in animated films. Other movie studios may internally develop, license or sub-contract three-dimensional animation capability. Further, the Company believes that continuing enhancements in computer hardware and software technology will lower barriers to entry for studios or special effects companies which intend to produce computer animated feature films or other products.

     In response to all of these competitive forces, the Company will be required to make a high level of investment in content and tool development, marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to make such investments or, even if they are made, that the Company's products will be competitive. Additionally, present or future competitors may be able to develop products comparable or superior to those offered by the Company or adapt more quickly than the Company to new technologies or evolving customer requirements. The Company's competitors also may increase their efforts to gain and retain market share through competitive pricing or product giveaways. These competitive pressures may necessitate price reductions by the Company, thus reducing the Company's profit margins. In addition, as the number of competitors increases and competition for valuable leisure time available to be devoted to the products such as those of the Company and equally scarce retail shelf space becomes more intense, the Company may need to increase marketing expenditures to maintain sales and product differentiation. Also, as competition for popular titles and themes that may be used in entertainment software increases, the cost of acquiring such titles and properties is likely to increase, resulting in reduced margins. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results and financial condition.

MANUFACTURING RISKS

     The production of the Company's Multipath Movies for the retail distribution channel consists of pressing CD-ROM disks, assembling purchased product components, printing product packaging and user manuals and packaging finished products, all of which will be performed for the Company by third party vendors in accordance with the Company's specifications and forecasts. Currently, the Company will use primarily one vendor for each of these services. While these services are available from multiple vendors and at multiple sites, there can be no assurance that an interruption in the manufacture of the Company's products could be remedied without undue delay and without materially adversely affecting the Company's results of operations. The Company does not have contractual agreements with any of its third party vendors, which may result in an inability to secure adequate services in a timely manner. Demand for the services of these vendors is also seasonal, with peak demand, and service and production backlogs and delays occurring in September, October and November of each year. The Company's retail Multipath Movies must be manufactured, assembled, printed, packaged and shipped in this environment of strained capacity and must compete for capacity and priority with the CD-ROM products of many substantially larger competitors of the Company which are able to wield substantially greater influence with the Company's vendors than can currently be exerted by the Company. If the Company is unable to secure adequate services to timely produce and deliver its products for fourth quarter sales, the Company's business, operating results and financial condition would be materially adversely effected.

SOFTWARE TOOLS AND PRODUCT DEVELOPMENT

     The suite of software tools that will enable the Company to create its Multipath Movie has been developed over the past three years and additional refinement of these tools may be necessary in order continue to enhance the Multipath Movie format. The Company believes that its future success depends in large part upon the continuous enhancement of the software tools used to create the Multipath Movie. If problems in the development of the Company's software tools arise, no assurance can be given that the Company will be able to successfully remedy these problems. Also, entertainment products as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. The Company has in the past discovered software errors in certain of its new products and enhancements after their introduction. Although the Company has not experienced material adverse effects resulting from any such errors to date, there can be no assurance that errors or defects will not be found in new products or releases after commencement of commercial shipments, resulting in adverse product reviews and a loss of or delay in market acceptance, which would have a material adverse effect upon the Company's business, operating results and financial condition.

RAPID EXPANSION AND MANAGEMENT OF GROWTH

     Implementation of the Company's business plan, including introduction and marketing of the Company's Multipath Movies, management of the Company's joint venture with Morgan Creek, management of the Company's strategic relationship with Packard Bell NEC, negotiation of additional content licensing and distribution agreements, management of Internet service providers, the expansion of the Company's studio in Australia, and the general strains of the Company's role as a public company have resulted in a significant expansion of the Company and will require that the Company continue to significantly expand its operations in all areas. This growth in the Company's operations and activities has placed and will continue to place a significant strain on the Company's management, operational, financial and accounting resources. Successful management of the Company's operations will require the Company to continue to implement and improve its financial and management information systems. In addition, the restructuring of the Company and resulting management and reporting of Australian operations and financial results from the United States have placed and will continue to place an additional strain on the Company's accounting and information systems resources. The Company's ability to manage its future growth, if any, and to increase production levels and commence marketing and distribution of its products will also require it to hire and train new employees, including management and technical personnel, and motivate and manage its new employees and integrate them into its overall operations and culture. The Company recently has made additions to its management team and is in the process of expanding its marketing and production staff, a process which is expected to continue. The Company's failure to manage implementation of its business plan would have a material adverse effect on the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH ACQUISITIONS

     In the future, the Company may acquire complementary companies, products or technologies, and from time to time engages in discussions relating to possible acquisitions. Acquisitions involve numerous risks, including adverse short-term effects on the combined business' reported operating results, impairments of goodwill and other intangible assets, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of intangible assets and risks associated with unanticipated problems or legal liabilities.

RAPID TECHNOLOGICAL CHANGE; CHANGING PRODUCT PLATFORMS AND FORMATS

     The entertainment software market and the PC industry in general are characterized by rapid and significant technological developments and frequent changes in computer operating environments. To compete successfully in these markets, the Company must continually improve and enhance its existing products and technologies and develop new products and technologies that incorporate technological advances while remaining competitive in terms of performance and price. The Company's success also will depend substantially upon its ability to anticipate the emergence of, and to adapt its products to, popular platforms for consumer software.

     The Company has designed its Multipath Movies for use with the IBM-compatible PC. The Company intends to design future products for use with new platforms which will require substantial investments in research and development. Generally, such research and development efforts must occur one to two years in advance of the widespread release or use of the platforms in order to introduce products on a timely basis following the release of such platforms. The research and development efforts in connection with games for certain advanced and emerging platforms may require greater financial and technical resources than currently possessed by the Company. In addition, there can be no assurance that the new platforms for which the Company develops products will achieve market acceptance and, as a result, there can be no assurance that the Company's development efforts with respect to such new platforms will lead to marketable products or products that generate sufficient revenues to offset the research and development costs incurred in connection with their development. Failure to develop products for new platforms that achieve significant market acceptance would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that technological developments will not render certain of the Company's existing products obsolete, that the Company will be able to adapt its products or technologies to emerging hardware platforms, that the Company has chosen to support platforms that ultimately will be successful or that the Company will be able successfully to create software titles for such platforms in a timely manner, or at all. See "_ Software Tools and Product Development."

DEPENDENCE ON KEY PERSONNEL

     The Company's success has and will continue to depend to a significant extent upon certain key management, product development and technical personnel, many of whom would be difficult to replace, particularly Mark Dyne, its Chairman and Chief Executive Officer, and Kevin Bermeister, its President. Although the Company has entered into employment agreements with certain officers, such agreements are terminable upon 30 days notice by either party. Accordingly, there can be no assurance that such employees will continue to be available to the Company. The loss of the services of one or more of these key employees could have a material adverse effect on the Company and the Company's future success will depend in large part upon its ability to attract, retain and motivate personnel with a variety of technical and managerial skills, including software development and programming expertise. Significant competition exists for such personnel and the companies with which the Company competes are often larger and more established than the Company. Additionally, there is currently an industry-wide shortage of technical personnel which makes it more difficult to attract and retain such personnel. There can be no assurance that the Company will be able to retain and motivate its managerial and technical personnel or attract additional qualified members to management or technical staff. The inability to attract and retain necessary technical and managerial personnel could have a material and adverse effect upon the Company's business, operating results and financial condition.

SHARED RESPONSIBILITIES AND OTHER EMPLOYMENT COMMITMENTS OF CHIEF EXECUTIVE OFFICER AND PRESIDENT

     The Company's Chief Executive Officer and Chairman, Mark Dyne, and its President, Kevin Bermeister, also serve as joint managing directors of Sega Ozisoft Pty. Limited ("Sega Ozisoft") and other businesses. Mark Dyne also serves as Chairman of the Board of Tag-It Pacific, Inc. Kevin Bermeister also serves as managing director of Sega Enterprises (Australia) Pty., Ltd. Although Messrs. Dyne and Bermeister are active in the management of the Company, they are not required to spend a certain amount of time at the Company nor are they able to devote their full time and resources to the Company. Further, the Company does not have employment agreements with either of Messrs. Dyne or Bermeister. There can be no assurance that the inability of Messrs. Dyne and Bermeister to devote their full time and resources to the Company will not adversely affect the Company's business, operating results or financial condition.

CONFLICTS OF INTEREST

     Certain of the Company's directors and officers are directors or officers of potential competitors and/or strategic partners of the Company. These relationships may give rise to conflicts of interest between the Company, on the one hand, and one or more of the directors, or officers and/or their affiliates, on the other hand. The Company's Certificate of Incorporation provides that Mark Dyne and Kevin Bermeister are required to present to the Company any corporate opportunities for the development of any type of digital entertainment with the exception of opportunities for (i) minority participation in the development of digital entertainment and (ii) participation in the development by others of digital entertainment where publishing and distribution rights for the product to be developed are offered to Messrs. Dyne and/or Bermeister solely for Australia, New Zealand and/or Southern Africa. The Company's Certificate of Incorporation provides that Messrs. Dyne and Bermeister are not required to present to the Company any other opportunities which potentially may be of benefit to the Company.

LIMITED PROPRIETARY PROTECTION

     The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company also relies on trademark, trade secret and copyright laws to protect its technology, with the source code for the Company's proprietary software being protected both as a trade secret and as a copyrighted work. Also, it is the Company's policy that all employees and third-party developers sign nondisclosure agreements. However, there can be no assurance that such precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. Also, the Company has no license agreements with the end users of its products and does not copy-protect its software, so it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or otherwise obtain and use information that the Company regards as proprietary. Although the Company is not aware of unauthorized copying of its products, if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be adversely affected. Furthermore, policing unauthorized use of the Company's products is difficult and costly, and software piracy can be expected to be a persistent problem.
If litigation is necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. Ultimately, the Company may be unable, for financial or other reasons, to enforce its rights under intellectual property laws and the laws of certain countries in which the Company's products are or may be distributed may not protect the Company's products and intellectual rights to the same extent as the laws of the United States.

     The Company believes that its products, including its suite of software tools, do not infringe any valid existing proprietary rights of third parties. Since the software tools used to create the Multipath Movies were developed by SAND, a division of Sega Ozisoft, the Company relies entirely on the representations of Sega Ozisoft contained in the SAND Acquisition Agreement between BII Australia and Sega Ozisoft that, to Sega Ozisoft's best knowledge, the SAND technology and software acquired by the Company does not infringe the proprietary rights of others. Additionally, although the Company has received no communication from third parties alleging the infringement of proprietary rights of such parties, there can be no assurance that third parties will not assert infringement claims in the future. Any such third party claims, whether or not meritorious, could result in costly litigation or require the Company to enter into royalty or licensing agreements. There can be no assurance that the Company would prevail in any such litigation or that any such licenses would be available on acceptable terms, if at all. If the Company were found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which alternatives, individually or collectively could have a material adverse effect on the Company's business, operating results and financial condition.

VOLATILITY OF STOCK PRICE

     The Company's Common Stock is traded on the American Stock Exchange, and there has been substantial volatility in the market price of the Common Stock. The trading price of the Common Stock has been and is likely to continue to be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in management, announcements of technological innovations or new products by the Company or its competitors, legislative or regulatory changes, general trends in the industry, recommendations by securities industry analysts and other events or factors. In addition, the stock market has experienced extreme price and trading volume fluctuations which have affected the market price of the common stock of many technology companies in particular and which have at times been unrelated to operating performance of the specific companies whose stock is affected. In addition, in the past the Company has not experienced significant trading volume in its Common Stock, has not been actively followed by stock market analysts and has had limited market-making support from broker-dealers. If market-making support does not continue at present or greater levels and/or the Company does not continue to receive analyst coverage, the average trading volume in the Common Stock may not increase or even sustain its current levels, in which case, there can be no assurance that an adequate trading market will exist to sell large positions in the Common Stock.

CONTROL BY EXISTING STOCKHOLDERS

     As of April 30, 1998, the Company's officers and directors and Sega Ozisoft, of which Messrs. Dyne and Bermeister are directors and stockholders, owned approximately 30.6% of the Company's outstanding shares. As a result, these stockholders are able to control the Company and its operations, including the election of at least a majority of the Company's Board of Directors and thus, the policies of the Company. The voting power of these stockholders could also discourage potential acquirors from seeking to acquire control of the Company through the purchase of the Common Stock, which might have a depressive effect on the price of the Common Stock.

EFFECT OF CERTAIN CHARTER PROVISIONS; STOCKHOLDER'S RIGHTS PLAN; ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock. In March 1998, the Company adopted a stockholder's rights plan (the "Rights Agreement") and, in connection therewith, distributed one preferred share purchase right for each outstanding share of the Company's Common Stock outstanding on April 2, 1998. Pursuant to the Rights Agreement, upon the occurrence of certain triggering events related to an unsolicited takeover attempt of the Company, each purchase right not owned by certain hostile acquirors will entitle its holder to purchase shares of the Company's Series A Preferred Stock, which is convertible into Common Stock, at a value below the then current market value of the preferred stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of the share purchase rights and of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company.

                        USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the Shares offered by the Selling Stockholders.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

  The 800,000 shares of Common Stock to be sold by Packard Bell (the
"Packard Bell Shares") consist of 600,000 shares underlying the 1996 Packard Bell Warrant and 200,000 shares underlying the 1997 Packard Bell Warrant, both of which were issued in connection with the Company's CD-ROM Distribution Agreement with Packard Bell NEC. The 85,000 shares of Common Stock to be sold by Morgan Creek (the "Morgan Creek Shares") consist of shares underlying the Morgan Creek Warrant. The Morgan Creek Warrant was issued by the Company in connection with its joint venture with Morgan Creek to produce Multipath Movies based on motion picture scripts contributed by Morgan Creek. The 55,262 shares of Common Stock to be sold by Chloe (the "Chloe Shares") consist of 40,222 shares underlying the 1996 Chloe Warrant and 15,040 shares underlying the 1997 Chloe Warrant, both of which were issued as consideration for financial services provided by Chloe's affiliate, Averil Associates, Inc., a financial advisory firm founded and controlled by Diana Maranon, a member of the Company's board of directors since August 1996. Ms. Maranon also served as the Company's Secretary from August 1996 until March 1997.

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock by the Selling Stockholders as of June 1, 1998, and as adjusted to reflect the sale of 940,262 shares by the Selling Stockholders. The Selling Stockholders have the sole voting and investment power with respect to the shares owned.




                                        Common Stock Beneficially                 Common Stock Beneficially
                                        Owned Prior to the                        Owned After the
                                        Offering(1)                               Offering(1)(2)
                                        ----------------------                    --------------------
                                        Number of     Percent       Shares        Number of  Percent
                                        Shares        of Class      Offered       Shares     of Class
                                        -------       --------      -------       ------    ----------
Packard Bell NEC, Inc.(3)               800,000       7.8%          800,000       0          0
One Packard Bell Way
Sacramento, California 95828

Morgan Creek Interactive, Inc.(4)       85,000        *             85,000        0          0
4000 Warner Boulevard
Building 76
Burbank, California 91522

Diana Maranon (5)                       80,262        *             55,262        25,000     *
Averil Associates, Inc.
833 17th Street, Suite Six
Santa Monica, California 90403


_________________________
* Less than one percent.

(1) Assumes that the Selling Stockholders acquire no additional shares of the Company's Common Stock before completion of the offering and that no Selling Stockholder disposes of shares of the Company's Common Stock before completion of the offering except for those shares sold pursuant to this Prospectus.
(2) Assumes that all of the Packard Bell Warrants, the Morgan Creek Warrant and the Chloe Warrants will be exercised and the underlying shares of Common Stock will be sold in the offering.
(3) Consists of (i) 600,000 shares underlying the 1996 Packard Bell Warrant and (ii) 200,000 shares underlying the 1997 Packard Bell Warrant, both of which are currently exercisable.
(4) Consists of 85,000 shares underlying the Morgan Creek Warrant which is currently exercisable.
(5) Ms. Maranon is a director of the Company. Includes (i) 25,000 shares of Common Stock reserved for issuance upon exercise of stock options which are currently exercisable; (ii) 40,222 shares of Common Stock underlying the 1996 Chloe Warrant which is currently exercisable; and (iii) 15,040 shares of Common Stock underlying the 1997 Chloe Warrant which will become fully exercisable on December 10, 1998.

     The Selling Stockholders may sell all or a portion of the shares of Common Stock offered hereby from time to time in brokerage transactions on the American Stock Exchange at prices and terms prevailing at the times of such sales. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may individually pay customary brokerage commissions and expenses. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed underwriting commissions under the Securities Act.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the shares of Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will need to comply with applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders. Regulation M contains certain limitations and prohibitions and is intended to prevent issuers and selling security holders and other participants in a distribution of securities from conditioning the market through manipulative or deceptive devices to facilitate the distribution.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California.


                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of Brilliant Digital Entertainment, Inc. for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II.       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering are as follows:



                                                                      Amount
                                                                     --------
Registration Fee Under Securities Act of 1933. . . . . . .           $    867
NASD Filing Fee. . . . . . . . . . . . . . . . . . . . . . .               *
Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . .               *
Printing and Engraving Certificates. . . . . . . . . . . . .               *
Legal Fees and Expenses. . . . . . . . . . . . . . . . . . .            4,000
Accounting Fees and Expense. . . . . . . . . . . . . . . . .            2,000
Registrar and Transfer Agent Fees. . . . . . . . . . . . . .               *
Miscellaneous Expenses . . . . . . . . . . . . . . . . . . .               *
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --------
TOTAL. . . . . . . . . . . . . . . . . . . . . . . . . . . .         $  6,867
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         ========


------------------------

* Not applicable or none.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation and its Bylaws provide for the indemnification by the Company of each director, officer and employee of the Company to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The Company's Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

     The Company has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Company and certain officers of the Company (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Company indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Company or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the above statutory provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS.

     See the Exhibit Index of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 10, 1998.

                                    BRILLIANT DIGITAL ENTERTAINMENT, INC.
                                                 (Registrant)


                                    By:      /s/ Michael Ozen
                                        -------------------------------------
                                        MICHAEL OZEN, CHIEF FINANCIAL OFFICER

                              POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Dyne and Michael Ozen or any one of them, his attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.




Signature                                  Title                                     Date
---------                                  ------                                    -----

         /s/ Mark Dyne                     Chief Executive Officer and               June 10, 1998
-----------------------------------        Chairman of the Board
             Mark Dyne                     (Principal Executive Officer and
                                           Director)


     /s/ Kevin Bermeister                  President and Director                    June 10, 1998
-----------------------------------        Kevin Bermeister
         Kevin Bermeister

       /s/ Michael Ozen                    Chief Financial Officer and Secretary     June 10, 1998
-----------------------------------        (Principal Financial and Accounting
           Michael Ozen                    Officer)


       /s/ Mark Miller                     Vice President, Operations and Production June 10, 1998
-----------------------------------        and Director
           Mark Miller

      /s/ Diana Marannon
-----------------------------------        Director                                  June 10, 1998
          Diana Maranon

        /s/ Gary Barber
-----------------------------------        Director                                  June 10, 1998
            Gary Barber

         /s/ Ray Musci
-----------------------------------        Director                                  June 10, 1998
             Ray Musci

       /s/ Garth Saloner
-----------------------------------        Director                                  June 10, 1998
           Garth Saloner

      /s/ Jeff Scheinrock
-----------------------------------        Director                                  June 10, 1998
          Jeff Scheinrock


                                EXHIBIT INDEX


NO.         ITEM
---         ----

 5.1     Opinion of Troop Meisinger Steuber & Pasich, LLP.

23.1     Consent of Price Waterhouse LLP.

23.2     Consent of Troop Meisinger Steuber & Pasich, LLP (included as part of
         Exhibit 5.1).

24.1     Power of Attorney (included in signature page).